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                                                                     EXHIBIT 5.1

Dominion Resources, Inc.
P. O. Box 26532
Richmond, VA 23261

September 20, 2001

Board of Directors
Dominion Resources, Inc.
P. O. Box 26532
Richmond, VA 23261

Dear Sir/Madam:

  I am Vice President and General Counsel of Dominion Resources, Inc. (the Company), and I have advised the Company in connection with the registration, pursuant to an amended Registration Statement on Form S-4 (the Registration Statement) being filed with the Securities and Exchange Commission under the Securities Act of 1933, of 14,734,012 shares of the Company's Common Stock, without par value (the Common stock), to be issued pursuant to the merger agreement by and among the Company, Consolidated Natural Gas Company and Louis Dreyfus Natural Gas Corp., dated as of September 9, 2001 and amended as of September 17, 2001. In connection with the filing of the Registration Statement, you have requested my opinion concerning certain corporate matters.

  I am of the opinion that the issuance of Common Stock has been duly authorized and when issued in accordance with the terms and provisions of the amended merger agreement and as described in the joint proxy statement/prospectus, the shares of Common Stock will be validly issued, fully paid and nonassessable.

  I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons where consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

/s/ James F. Stutts

James F. Stutts, Esq.
Vice President and General Counsel